Exhibit 10.6
DENDREON CORPORATION
AMENDED AND RESTATED
2000 EMPLOYEE STOCK PURCHASE PLAN
2009 OFFERING
Adopted By the Board of Directors
December 3, 2008
Section 1 Introduction
At a meeting on December 2, 2008, the Compensation Committee of the Board of Directors of Dendreon Corporation approved this Offering to Eligible Employees of Rights to purchase Company Shares pursuant to the Dendreon Corporation Amended and Restated 2000 Employee Stock Purchase Plan and recommended adoption of the Offering by the Board of Directors of Dendreon Corporation. The Board of Directors of Dendreon Corporation adopted this Offering at a meeting on December 3, 2008.
The terms of the Offering are set forth below. Each capitalized word used in this Offering is intended to have the same meaning as the term is defined in the Plan.
All Offerings are subject to the provisions of the Plan, including any Plan amendments and the Committee’s interpretations of the Plan provisions. If any term(s) of the Offering conflict with the provisions of the Plan or the Committee’s interpretations, the Plan provisions control.
Section 2 Eligible Employees
All Employees of the Company and its Affiliates who satisfy the following requirements are “Eligible Employees”:
     (a) An Employee must be employed (within the meaning of Code Section 3401(c)) by the Company or an Affiliate on the Offering Date;
     (b) The Employee’s customary employment is more than twenty (20) hours per week;
     (c) The Employee’s customary employment is more than five (5) months per calendar year; and
     (d) The Employee does not own stock (including Rights and unexercised stock options) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, as described in subparagraph 6(c) of the Plan.
Section 3 Offering and Offering Date
     (a) Offering Date
     (i) Effective for each Offering beginning on or after January 1, 2009, unless sooner terminated in accordance with Section 3(b), such Offerings will end on the day prior to the second anniversary after the Offering Date of the Offering, and a new

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Offering will begin the next day, unless the Board discontinues future Offerings or amends an Offering pursuant to Section 8.
     (ii) The Offering Date of Rights granted under Section 5 to an Eligible Employee who was not an Eligible Employee on the Offering Date or to an Eligible Employee who was an Eligible Employee on the Offering Date but failed to enroll in the Plan on or before the Offering Date, is determined pursuant to Section 5.
     (b) Early Termination of Offering
          Notwithstanding Section 3(a), if the Fair Market Value of the Shares on the day after any Purchase Date during an Offering is less than the Fair Market Value on the Offering Date, then the Offering will terminate, and the day after the Purchase Date will be the Offering Date of a new Offering. The new Offering will end on the day prior to the second anniversary after the Offering Date. Notwithstanding the foregoing, if the Fair Market Value of the Shares on the day after any Purchase Date during an Offering is less than the Fair Market Value on the Offering Date for Special Enrollment Rights provided under Section 5 but not less than the Fair Market Value of the Shares on the Offering Date provided in Section 3(a)(i), then the Offering will not terminate.
Section 4 Participation
     (a) Enrollment
     An Eligible Employee may elect to begin participating in an Offering by submitting an authorization of payroll deductions. The election must specify deductions of a whole percentage, between one percent (1%) and fifteen percent (15%), of the Eligible Employee’s Earnings. Except as provided in Section 5, an Eligible Employee must submit his or her initial payroll withholding election no later than the Offering Date of the Offering. Payroll deductions will begin on the Offering Date or as soon as administratively practicable after the Offering Date.
     (b) Increasing, Reducing, Discontinuing and Resuming Payroll Deductions
     (i) Increasing Deduction Percentage
     After enrollment, an Eligible Employee may increase the percentage of his or her future Earnings that will be deducted to purchase Shares under an Offering. An election to increase the deduction percentage must specify a greater whole percentage, up to fifteen percent (15%), than the deduction percentage in effect before the election. An election to change the deduction percentage will be effective on the later of:
     (A) the next Offering Date or the day after the next Purchase Date, whichever is earlier, or
     (B) as soon as administratively practicable after the election is submitted.
     (ii) Reducing Deduction Percentage

     An Eligible Employee may elect to reduce the whole percentage (not below 1%) of his or her future Earnings that will be deducted to purchase Shares under an Offering. Only one election to reduce the deduction percentage will be effective each purchase period. An election to reduce the deduction percentage will be effective beginning as soon as administratively feasible after the election is submitted.
     (iii) Discontinuing Payroll Deductions
     (A) Election To Discontinue
     An Eligible Employee may elect to discontinue all future payroll deductions and elect either to withdraw his or her accumulated payroll deductions (reduced to the extent such deductions have been used to acquire Shares on prior Purchase Dates) or to purchase Shares on the next Purchase Date with the accumulated payroll deductions. Payroll deductions will cease as soon as administratively practicable after the election is submitted. If the Employee elects to withdraw his or her accumulated deductions, the accumulated payroll deductions (without any increase or decrease for interest, gains or losses) will be distributed to the Employee as soon as administratively practicable after the withdrawal election is submitted.
     (B) Resuming Payroll Deductions
     An Eligible Employee who discontinued payroll deductions during an Offering may resume payroll deductions by submitting an authorization of payroll deductions. The election must authorize deductions of a whole percentage, between one percent (1%) and fifteen percent (15%), of the Eligible Employee’s future Earnings. Payroll deductions will resume on the later of:
     (1) the day after the next Purchase Date after the election is submitted, or
     (2) as soon as administratively practicable after the election is submitted.
     (c) Election Procedures
     All elections must be in writing in the form required by the Committee and must be submitted to the Committee at the time and in the manner required by the Committee. Employee payments will be made only by payroll deduction in accordance with the Eligible Employee’s election; the Plan will not accept additional payments.
     (d) Automatic Renewal
     Elections are deemed to continue in effect throughout an Offering and during subsequent Offerings until changed by the Eligible Employee in accordance with Section 4(b).
     (e) Earnings

     “Earnings” means the total cash compensation paid to an Employee, including all salary, wages (including compensation elected to be deferred by the Employee under any plan maintained by the Company), overtime pay, commissions, bonuses, and other remuneration paid directly to the Employee, but excluding, the value or cost of employee benefits provided by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options or stock grants, and contributions made by the Company under any employee benefit plan.
Section 5 Special Enrollment for New Hires and Late Enrollments
     An Eligible Employee who either (i) was not an Eligible Employee on an Offering Date or (ii) was an Eligible Employee on the Offering Date but who did not enroll in the Plan on or before the Offering Date, may elect to participate in the Offering that began on the Offering Date by submitting an authorization of payroll deductions in accordance with Section 4(a). Rights granted to Eligible Employees under this Section 5 (“Special Enrollment Rights”) have the same rights, privileges and terms as other Rights granted during the Offering, except that Special Enrollment Rights have a special Offering Date for purposes of determining the purchase price and commencement of payroll deductions. The Offering Date for new hire Rights granted under this Section 5 is the day after the next Purchase Date after the election is submitted.
Section 6 Purchase Dates and Purchase Price
     (a) Purchase Dates
     On each Purchase Date, each Participant’s accumulated payroll deductions (without any increase or decrease for interest, gains or losses) will be used to purchase whole Shares, up to the maximum number of Shares permitted by the Plan and Section 7 below. Effective for Offerings beginning on or after January 1, 2009, the Purchase Dates are each June 30 and December 31.
     (b) Purchase Price
     The purchase price of Shares is the lesser of (i) eighty-five percent (85%) of the Fair Market Value of the Shares on the Offering Date, or (ii) eighty-five percent (85%) of the Fair Market Value of the Shares on the Purchase Date.
Section 7 Purchase Limitations
     In no event will the following limitations be exceeded by any purchase under the Plan:
     (a) Purchase Date Share Limit
     On any Purchase Date during an Offering, an Employee may purchase in the aggregate no more than seven thousand (7,000) Shares.

     (b) $25,000 Calendar Year Limit
     (i) $25,000 Limit
     The value of Shares that an Eligible Employee may purchase during any calendar year generally cannot exceed twenty-five thousand dollars ($25,000). For purposes of the $25,000 limit in this Section 7(b), the value of Shares is the Fair Market Value determined on the Offering Date. The $25,000 limit may be increased during the second calendar year of an Offering by the excess of $25,000 over the value of Shares an Eligible Employee purchased in the Offering during the preceding calendar year. Any Shares purchased during the second calendar year of an Offering will be applied first to the unused portion of the $25,000 limit for the first calendar year of the Offering.
     (ii) Example
     Employee Smith first becomes a participant in the Plan on July 1, 2007 and receives a Special Enrollment Right for an Offering that begins on July 1, 2007 and ends on December 31, 2008. On July 1, 2007, the Fair Market Value of Shares is $10 per share. The maximum number of Shares that Employee Smith may purchase during 2007 is 2,500 Shares ($25,000 / $10 per share).
     On December 31, 2007, the first purchase date during Employee Smith’s purchased 1,500 Shares. The unused portion of Employee Smith’s $25,000 limit for 2007, or 1,000 Shares, is added to her $25,000 limit for 2008. On June 30, 2008, the next Purchase Date during the Offering, Employee Smith purchases 1,000 Shares. Employee Smith’s remaining $25,000 limit is 3,000 Shares (5,000 – 1,500 – 1,000 = 2,500). On December 31, 2008, Employee Smith purchases 1,500 Shares and 1,000 Shares remain unused from her 2008 limit for this Offering.
     January 1, 2009 is a new Offering Date, and a new Offering begins on January 1, 2009. The Fair Market Value of Shares on the new Offering Date is $25 per Share. The maximum number of Shares that Employee Smith may purchase during 2009 is 1,000 Shares (1,000 Shares x $25 = $25,000), because the 1,000 unused Shares from the first Offering do not carry forward to the second Offering.
     (c) Aggregate Limit
     The maximum aggregate number of Shares available to be purchased by all Eligible Employees during an Offering is the number of Shares remaining available under Section 4 of the Plan on the Offering Date. If the aggregate purchase of Shares under an Offering would exceed the maximum available under the Plan, the Board will make a pro rata allocation of the available Shares.
Section 8 Amendments
     (a) Prospective Amendments
     The Board may amend the terms of any Offering or discontinue future Offerings to the extent the Board deems necessary or advisable, as long as the amendment or discontinuance is adopted before the Offering Date of the Offering to which it applies. An Offering cannot be amended after the Offering Date of the Offering.
     (b) Exception
     If the terms of an Offering (or the Rights granted pursuant to an Offering) would not meet the requirements of Code Section 423, the Board may modify the terms of an Offering to the extent necessary to bring the Offering into compliance with Code Section 423.